Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this amended Registration Statement of Seacoast Banking Corporation of Florida on Form S-4 of our report dated February 28, 2018, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Seacoast Banking Corporation of Florida for the year ended December 31, 2017, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Crowe LLP Crowe LLP

Atlanta, Georgia
August 27, 2018